Exhibit (d)(v)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, dated as of October 26, 2015, by and between SSgA Funds Management, Inc., a Massachusetts corporation (“Adviser”), and State Street Global Advisors Asia Limited, a limited liability company incorporated under the laws of Hong Kong S.A.R. (“Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated July 1, 2004 with the SPDR Index Shares Funds (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Sub-Adviser is: (i) registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust (the “Board”) and the Adviser desire to retain the Sub-Adviser to render investment advisory and other services to the portfolio(s) specified in Appendix A hereto, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select sub-advisers for each Fund of the Trust; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF THE SUB-ADVISER

(a) The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation specified in Appendix A hereto.

(b) In the event that the Trust establishes one or more series in addition to the Funds with respect to which the Adviser desires to retain the Sub-Adviser to render investment advisory services hereunder, the Adviser shall so notify the Sub-Adviser in writing, indicating the advisory fee to be payable to the Sub-Adviser with respect to each additional Fund. If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon each such additional Fund shall become a Fund hereunder. In such event, a writing signed by both the Adviser and the Sub-Adviser shall be annexed hereto as a part hereof indicating that each such additional Fund has become a Fund hereunder and reflecting the agreed-upon fee schedule for each such additional Fund.

2.	STANDARD OF CARE

In the performance of its services pursuant to the provisions hereof, the Sub-Adviser shall act in good faith and exercise its powers and duties hereunder with the care, skill, prudence and diligence reasonably to be expected of a prudent person who is acting in a similar capacity to the Sub-Adviser under like circumstances.

3.	SERVICES TO BE RENDERED BY THE SUB-ADVISER

(a) Subject to the supervision of the Adviser and the Board, the Sub-Adviser shall manage the investment operations and determine the composition of the assets assigned to the Sub-Adviser by the Adviser (“portfolio”) of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Fund, on a discretionary basis but subject to and in accordance with such Fund’s investment objective, restrictions, and policies as stated in the then-current prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) for such Fund contained in the Trust’s Registration Statement on Form N-1A (the “Registration Statement”)), as such documents are amended or supplemented from time to time. As part of the services it will provide hereunder, the Sub-Adviser shall:

(i)	provide supervision of each Fund’s investments, furnish a continuous investment program for the Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(ii)	maintain, or cause to be maintained, books and records with respect to the Trust’s securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts with respect to the Funds concerning the investment and reinvestment of the assets in the Funds, the Sub-Adviser and its key investment personnel and operations providing services with respect to the Fund; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing;

(iii)	in accordance with procedures and methods established by the Board, which may be amended from time to time, provide reasonable assistance in determining the fair value of all securities and other investments/assets in the Funds, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in a Fund for which market prices are not readily available, it being understood that the Sub-Adviser shall not be responsible for determining the value of any such security;

(iv)	instruct (where applicable), cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians (including any People’s Republic of China (“PRC”) custodians that maintain a Fund’s assets invested in Chinese securities or financial instruments and held for the Fund through the Renminbi Qualified Foreign Institutional Investor (“RQFII”) Quota or other similar regulatory authorization from time to time (the “PRC Portfolio”) for or on behalf of any Fund(s)) (each, a “Custodian”), the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust that the Adviser and Sub-Adviser shall agree, and the Adviser upon request from such person, shall keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information;

(v)	be responsible for managing the relationship with PRC and Hong Kong regulatory authorities with jurisdiction over the Sub-Adviser and each Fund in connection with the investment activities contemplated hereunder, including the Securities & Futures Commission of Hong Kong, and

(vi)	the Sub-Adviser shall initially determine and make such modifications to the identity and number of shares of the Deposit Securities and the Fund Securities required for a Fund Deposit or Redemption for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s Custodian with respect to such designation) (capitalized terms have the meaning set forth in the Funds’ prospectus).

(b) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform its responsibilities in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the Prospectus and SAI of the Trust (as modified, amended and/or supplemented) that have been filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser; (iv) the applicable provisions of the Investment Company Act, the Advisers Act, the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Internal Revenue Code of 1986, as amended, the Commodities Exchange Act and the rules and regulations under each, the applicable regulations, laws, rules, orders, notices or directives or directions, as amended from time to time, formulated specifically to deal with or which are relevant to any of the RQFII-related activities or Qualified Foreign Institutional Investor (“QFII”)-related activities contemplated by this Agreement and related agreements (as amended, supplemented, or revised from time to time) of the China Securities

Regulatory Commission or, where the context permits, its designated local authorities (“CSRC”), the State Administration of Foreign Exchange of the PRC, or, where the context permits, its designated local authorities (“SAFE”), and the People’s Bank of China, and for the avoidance of doubt, includes references to the China Banking Regulatory Commission where applicable (“PBOC”) and/or any other relevant governmental departments or regulatory authorities (collectively, the “Authorities)”, any other similar regulatory authorization adopted or announced by any of the Authorities as may be issued from time to time , and all other laws, rules, regulations and case law of the relevant jurisdictions where investments of the Fund(s) are made or otherwise applicable to the Trust, the Fund(s) and the Sub-Advisor with respect to the performance of its activities contemplated by this Agreement (collectively, the “Applicable Laws”); (v) the terms and conditions of exemptive and no-action relief granted to the Trust as amended from time to time; (vi) the Trust’s policies and procedures adopted from time to time by the Board; and (vii) the written instructions and directions of the Adviser and the Board of Trustees of the Trust. The Adviser shall provide the Sub-Adviser with current copies of the Trust Declaration, By-Laws, Prospectus and SAI and other relevant policies and procedures adopted by the Board and any applicable exemptive and no action relief (and any copies or written notice of any amendments, modifications or supplements to any such above-mentioned document or information material to the services to be rendered by the Sub-Adviser hereunder). The Sub-Adviser shall be entitled to rely on the Adviser’s interpretation and application of the Applicable Laws, with the exception of those Applicable Laws in effect in the PRC only (“PRC Applicable Laws”), as notified or otherwise communicated to it by the Adviser.

(c) In furnishing services hereunder, the Sub-Adviser will not consult with any other investment adviser to (i) the Fund, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Fund in securities or other assets. (This shall not be deemed to prohibit the Sub-Adviser from consulting with any of its affiliated persons concerning transactions in securities or other assets. This also shall not be deemed to prohibit the Sub-Adviser from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-l under the Investment Company Act.)

(d) The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein which may include: (i) brokers and dealers affiliated with the Sub-Adviser if and as permitted by Applicable Law; and/or (ii) brokers and dealers selected to execute PRC Portfolio transactions. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the Adviser from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Sub-Adviser shall seek to achieve for the Fund “best execution”, considering all of the circumstances and such restrictions which may apply under the PRC Applicable Laws and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with Applicable Laws.

(f) Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent consistent with the safe harbor set forth in Section 28(e) of the Exchange Act, cause each Fund to pay a broker or dealer that provides brokerage or research services to the Adviser, the Sub-Adviser or the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Fund or its other advisory clients. To the extent consistent with Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board or the Adviser may authorize, but not require, the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

(g) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser and its affiliates, the Sub-Adviser to the extent permitted by Applicable Laws, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser fairly and in the manner which the Sub-Adviser considers to be consistent with its fiduciary obligations to each Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Fund any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

(h) The Sub-Adviser will maintain all accounts, books and records with respect to each Fund as are required by Applicable Law, including but not limited to subparagraphs (b)(5), (6), (7), (9), (10), and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act, and, as applicable, shall cause to be filed with the SEC all forms pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to its duties as are set forth herein. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and a Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due notice. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act and Rule 204-2 under the Advisers Act any such records as are required to be maintained by it pursuant to this Agreement, and (while it may retain copies thereof as described above) shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(i) The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board and consistent with seeking the best interests of each Fund, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including, but not limited to: converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Adviser or the Board gives written instructions to the contrary, the Sub-Adviser shall have full discretionary authority in connection with any corporate action relating to the Fund which requires discretionary action by the Adviser, to take any action in relation to such corporate action as the Sub-Adviser deems appropriate under the then prevailing circumstances.

4.	COMPENSATION OF THE ADVISER

The Adviser shall pay the Sub-Adviser an advisory fee with respect to each Fund as specified in Appendix A to this Agreement.

5.	REPRESENTATIONS OF THE ADVISER

The Adviser represents, warrants and agrees that:

(a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

(b) The Adviser is properly incorporated, and has authority to enter into and perform the services contemplated by this Agreement.

(c) Without limiting paragraph 5(b), the Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other Applicable Laws, from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other Applicable Laws, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, regulatory agency, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

The Adviser will undertake to notify the Sub-Adviser of any material change to the representations, warranties and agreements provided herein within a reasonable time after such change.

6.	REPRESENTATIONS OF THE SUB-ADVISER

The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is properly incorporated, and has authority to enter into and perform the services contemplated by this Agreement.

(b) Without limiting paragraph 6(a), the Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered (or shall qualify for an exemption from registration) for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other Applicable Laws from performing the services contemplated by this Agreement; (iii) is a licensed corporation under the Securities and Futures Ordinance (Cap 571 of Hong Kong) (“Securities and Futures Ordinance”) and is granted a licence by the Securities and Futures Commission to conduct Types 1, 4, 5, 6 and 9 regulated activities in Hong Kong; (iv) is duly licensed as a RQFII, has all necessary permits and licenses to engage in investment-related activities in Hong Kong and the PRC, including those contemplated hereunder, and is in good standing with the CSRC, SAFE, and PBOC; (v) to the best of its knowledge, has met and will seek to continue to meet, for so long as this Agreement remains in effect, any Applicable Laws, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; and (vi) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. To the extent not prohibited by Applicable Laws, the Sub-Adviser will also promptly notify each Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s), provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

(c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204 A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer, compliance officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-l(c)(l) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser’s code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder.

(d) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser’s activities or services could affect the Fund(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-l under the Investment Company Act) by the Fund(s) and the Sub-Adviser.

(e) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all material amendments to the Trust and the Adviser at least annually. Such amendments shall reflect those material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser’s services hereunder, which are required by the Advisers Act.

(f) The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser (as those terms are defined by the Investment Company Act), as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser with management responsibilities relating to the services hereunder, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

(g) The Sub-Adviser will notify the Adviser as soon as possible upon detection of (i) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives, restrictions, and policies or any Applicable Laws; or (ii) any material breach of any of the Fund(s)’ or the Sub-Adviser’s policies, guidelines or procedures related to the Fund(s).

(h) To the extent not prohibited by Applicable Laws, the Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust in the event that the SEC or any PRC or Hong Kong or other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; placed any restrictions on, suspended or revoked its RQFII license or other comparable license relevant to the services provided under this Agreement; or has commenced proceedings or an investigation that may result in any of these actions; or is otherwise in material violation of Applicable Laws. With respect to such material violations and for the avoidance of doubt, the Sub-Adviser agrees it shall promptly notify the Adviser and the Trust of any violation of Applicable Law: (i) involving an investment-related statute or regulation that limits the Sub-Adviser from engaging in investment-related activity; (ii) that is reasonably likely to adversely affect the Sub-Adviser’s status as a RQFII license holder; (iii) that materially adversely affects the Sub-Adviser’s financial condition; (iv) that impairs the ability of the Sub-Adviser to meet its contractual commitments; or (v) that results in a legal or disciplinary event that is material to an evaluation of the Sub-Adviser’s integrity.

(i) The Sub-Adviser shall (to the extent not prohibited by Applicable Laws) immediately forward, upon receipt, to the Adviser any correspondence from the SEC or any PRC or Hong Kong or other regulatory authority, including, but not limited to, the CSRC, SAFE, and PBOC, that relates to a Fund or the Adviser generally, including SEC inspection reports, or the Sub-Adviser’s ability to provide investment advisory services to the Fund as contemplated herein and in the Fund’s Prospectus.

(j) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

The Sub-Adviser will undertake to notify the Adviser of any material change to the representations, warranties and agreements provided herein within a reasonable time after such change.

7.	NON-EXCLUSIVITY

The services of the Sub-Adviser to the Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes in its Form ADV adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

8.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

9.	REGULATION

Each party agrees to provide reasonable cooperation to the other party in furtherance of this Agreement, including without limitation providing relevant information, reports, or other materials pursuant to a request or requirement of regulatory and administrative bodies having jurisdiction over the party seeking such cooperation.

10.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement or as otherwise requested by the Adviser or the Trust, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by Applicable Laws or reasonably required in order to carry out its business. The Sub-Adviser shall keep confidential any information obtained in connection with its duties hereunder and is either identified as confidential or by its nature or means of receipt would be considered confidential and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by Applicable Laws. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

11.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written provided that this Agreement shall not take effect unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding securities. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Board provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

12.	ASSIGNMENT AND TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to no-action relief granted by the SEC Staff or exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Adviser and the Sub-Adviser.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

15.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	SPDR Index Shares Funds
Christopher Madden, Secretary
State Street Bank and Trust Company
100 Huntington Avenue, CPH0326
Boston, MA 02116

For:	SSgA Funds Management, Inc.
Attn: Chief Compliance Officer
State Street Financial Center
1 Lincoln Street Boston, MA 02111

For:	State Street Global Advisors Asia Limited
Attn: Chief Compliance Officer
68th Floor, Two International Finance Centre
8 Finance Street, Central
Hong Kong

17.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

18.	INDEMNIFICATION AND LIMITATION OF SUB-ADVISER LIABILITY

(a) The Sub-Adviser shall indemnify and hold harmless the Adviser and all affiliated persons (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act) of the Adviser from and against any and all costs, claims, losses, expenses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the material breach by the Sub-Adviser of any provisions under this Agreement, including but not limited to, the Sub-Adviser’s material breach of any representation or warranty specified herein; provided, however, that the Sub-Adviser’s obligation under this Section 18(a) shall be reduced to the extent that the claim against, or the cost, loss, liability, expense or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its obligations and duties under this Agreement, including but not limited to, the Adviser’s material breach of any representation or warranty specified herein.

(b) The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act) of the Sub-Adviser from and against any and all costs, claims, losses, expenses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the material breach by the Adviser of any provisions under this Agreement, including but not limited to, the Adviser’s material breach of any representation or warranty specified herein; provided, however, that the Adviser’s obligation under this Section 18(b) shall be reduced to the extent that the claim against, or the cost, loss, liability, expense or damage experienced by the Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or gross negligence, or to the reckless disregard of its obligations and duties under this Agreement, including but not limited to, the Sub-Adviser’s material breach of any representation or warranty specified herein.

(c) Notwithstanding the above clauses 18(a) and 18(b), in the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Sub-Adviser of its obligations and duties hereunder, or (c) a breach of fiduciary duty owed to the Adviser or the Trust by the Sub-Adviser, the Sub-Adviser shall not be subject to any liability whatsoever to the Adviser or to the Trust, or to any shareholder of the Trust, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Trust.

(d) The foregoing indemnification and limitation of liability shall be in addition to any rights or remedies that the Sub-Adviser or the Adviser may have at common law or otherwise.

19.	TRUST AND SHAREHOLDER LIABILITY

The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Declaration and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Trustee of the Trust.

20.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

21.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.	RIGHTS OF FUND

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, liability arising due to any act or omission on the part of the Sub-Adviser to the same extent as if the Fund itself were a party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

State Street Global Advisors Asia Limited

By:	/s/ Kevin Anderson		By:	/s/ David Chai
	Name:	Kevin Anderson		Name:	David Chai
	Title:	Director		Title:	MD, Head of GEBS,
Asia ex Japan

SSgA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Needham
	Name:	Ellen M. Needham
	Title:	President

APPENDIX A

The Adviser shall pay the Sub-Adviser, upon receipt of an invoice, a monthly fee for its services for the Funds listed below in the amount of 40% of the advisory fee paid by the Fund to the Adviser set forth below after deducting payments to fund service providers and fund expenses.

Fund	Fee
SPDR MSCI China A Shares IMI ETF	65 bps

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